Security Information








Security Purchased


CUSIP
681936100


Issuer
OMEGA HEALTHCARE INVESTORS


Underwriters
UBS, BoA, DBSI, Stifel Nicolaus & Co


Years of continuous operation, including predecessors
> 3 years


Ticker
OHI US


Is the affiliate a manager or co-manager of offering?
Co-Manager


Name of underwriter or dealer from which purchased
UBS


Firm commitment underwriting?
Yes


Trade date/Date of Offering
3/29/2007


Total dollar amount of offering sold to QIBs
 $ 103,850,000


Total dollar amount of any concurrent public offering
 $-


Total
 $103,850,000


Public offering price
 $16.75


Price paid if other than public offering price
 N/A


Underwriting spread or commission
 $0.84


Rating
N/A


Current yield
N/A










Fund Specific Information








Board
Total Share Amount
Purchased
$ Amount of
Purchase
% of Offering
Purchased by the
Fund



New York Funds







DWS RREEF Real Estate Fund
New York
                      407,550
 $
6,826,463
6.57%



DWS RREEF Real Estate Fund II
New York
                      792,450
 $               13,273,538
12.78%



Total

1,200,000
 $               20,100,000
19.35%











^The Security and Fund Performance is calculated based on information provided by State Street Bank.




*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.